Exhibit 99.1

[VIVUS LETTERHEAD]

COMPANY CONTACT:	INVESTOR CONTACTS:
VIVUS, Inc.	Fleishman-Hillard Inc.

Christina Weisgerber	Nina Ferrari
(650) 934-5240	(415) 318-4286
ir@vivus.com	www.fleishman.com
www.vivus.com
MEDIA CONTACT:
Fleishman-Hillard Inc.

Nathan Kaiser

(415) 318-4235

FOR IMMEDIATE RELEASE

VIVUS NAMES LARRY J. STRAUSS CHIEF FINANCIAL OFFICER

MOUNTAIN VIEW, Calif. (SEPTEMBER 22, 2003) VIVUS, Inc. (Nasdaq NM: VVUS) today announced the appointment of Larry J. Strauss as vice president, finance and chief financial officer with overall responsibilities for the company’s finance, accounting, investor relations, corporate communications, facilities and information systems functions. Mr. Strauss succeeds Richard Walliser, previously VIVUS’ chief financial officer, who is retiring but will be involved in the transition until October 15, 2003.

“I’m extremely pleased to have Mr. Strauss join our team. He is coming on board at a critical point in VIVUS’ development and he is bringing to the company exceptional talent and leadership experience,” stated Leland F. Wilson, VIVUS’ president and chief executive officer. “Larry’s record of success in managing major transactions, making key strategic moves and providing financial leadership to medical device and specialty pharmaceutical companies will make him a significant asset as we advance our clinical programs in male and female sexual health.”

Mr.     Walliser joined VIVUS in December 1998 as vice president of finance. Mr. Wilson concluded, “We thank Dick for all of his contributions and dedication to the company over the past 5 years. Dick has been an integral part of this company’s development and we wish him only the best in his retirement.”

Most recently, Mr. Strauss served as vice president of finance and site manager for Baxter Healthcare Corporation’s Fremont, California facility. Baxter Healthcare Corporation acquired Fusion Medical Technologies, Inc. in May 2002. From 1999 Mr. Strauss served as chief financial officer of Fusion and was a member of the senior management team responsible for building and managing the company’s infrastructure to support a product launch. In addition, Mr. Strauss played a key role in strategic partner negotiations and fund raising. From October 1997 to May 1999, Mr. Strauss was vice president, operations of CardioGenesis Corporation , and Corporate Controller, beginning in February 1996. CardioGenesis manufactures proprietary medical devices for treating patients suffering from angina. From 1991 to 1995, Mr. Strauss was director of finance for Telik, Inc. Earlier in his career, Mr. Strauss served as vice president, finance and chief financial officer of Xoma Corporation. Mr. Strauss earned a BS degree, cum laude, in Mathematics from Claremont Men’s College (Claremont McKenna College) and an M.S. degree in Industrial Engineering and Operational Research from the University of California, Berkeley.

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). VIVUS developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE. For more information, please visit the Company’s Web site at: www.vivus.com.

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